Exhibit 10.1

MANAGEMENT AGREEMENT

This Management Agreement is made as of                    , 2017, by and between Granite Point Mortgage Trust Inc., a Maryland corporation (together with its subsidiaries, the “Company”), and Pine River Capital Management L.P., a Delaware limited partnership (the “Manager”).

RECITALS

WHEREAS, (a) the Company is a newly formed corporation; (b) on or before the Closing Date (as defined herein), Two Harbors Investment Corp. (“Two Harbors”) is transferring a portfolio of commercial real estate loans and related investments to the Company in exchange for all of the shares of Common Stock (as defined herein) other than shares of Common Stock that are issued in connection with the Initial Public Offering (as defined herein) (the “Formation Transaction”); and (c) subsequent to the Closing Date, Two Harbors intends to distribute its shares of Common Stock pro rata to the holders of the common stock of Two Harbors after a 120-day lock-up period (the “Spin-Out Transaction”);

WHEREAS, the Company intends to focus on originating, investing in and managing commercial real estate loans and related investments;

WHEREAS, the Company intends to qualify as a real estate investment trust for federal income tax purposes and will elect to receive the tax benefits afforded by Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Company desires to retain the Manager to administer the business activities and day-to-day operations of the Company and to perform services for the Company in the manner and on the terms set forth herein and the Manager wishes to be retained to provide such services.

AGREEMENT

NOW THEREFORE, the Company and the Manager hereby agree as follows:

Section 1.   Definitions.

(a)                                 The following terms shall have the meanings set forth in this Section 1(a):

“Affiliate” means with respect to a Person (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person, (ii) any executive officer or general partner of such other Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer or general partner.

“Agreement” means this Management Agreement as amended, restated, supplemented or otherwise modified from time to time.

“Automatic Renewal Term” has the meaning set forth in Section 10(a) hereof.

“Bankruptcy” means, with respect to any Person, (i) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other U.S. federal or state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (ii) the making by such Person of any assignment for the benefit of its creditors, (iii) the expiration of sixty (60) days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other U.S. federal or state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such sixty (60) day period or (iv) the entry against such Person of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

“Base Management Fee” means the base management fee, calculated and payable quarterly in arrears, in an amount equal to one-fourth of 1.50% of the Company’s Equity.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Claim” has the meaning set forth in Section 8(c) hereof.

“Closing Date” means the date of closing of the Initial Public Offering.

“Code” has the meaning set forth in the Recitals.

“Common Stock” means the common stock, par value $0.01, of the Company.

“Company” has the meaning set forth in the Recitals.

“Company Account” has meaning set forth in Section 4 hereof.

“Company Indemnified Party” has meaning set forth in Section 8(b) hereof.

“Confidential Information” has the meaning set forth in Section 5 hereof.

“Core Earnings” means the net income (loss) attributable to the Company’s common stockholders, computed in accordance with GAAP, and excluding (1) non-cash equity compensation expense, (2) the Incentive Compensation, (3) depreciation and amortization, (4) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable period, regardless of whether such items are included in other comprehensive income or loss or in net income, and (5) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items, in each case after discussions between the Manager and the Independent Directors and approved by a majority of the Independent Directors. For the avoidance of doubt, the exclusion of depreciation and amortization in the calculation of Core Earnings shall only apply to depreciation and amortization related to Target Investments that are structured as debt to the extent that the Company forecloses upon the property or properties underlying such debt.

“Effective Termination Date” has the meaning set forth in Section 10(b) hereof.

“Equity” means:

(a)   the sum of (1) the net proceeds received by the Company from all issuances of the Company’s equity securities, plus (2) cumulative “Core Earnings” for the period commencing on the completion of the Initial Public Offering to the end of the most recently completed calendar quarter,

(b)  less (1) any distribution to stockholders, (2) any amount that the Company or any of its subsidiaries have paid to repurchase for cash the Company’s stock following the completion of the Initial Public Offering and (3) any Incentive Compensation earned by the Manager following the completion of the Initial Public Offering, but excluding Incentive Compensation earned in the current quarter.

provided, that, for the avoidance of doubt, the “net proceeds” from all issuances of the Company’s stock under (a)(1) above shall be deemed to include the Common Stock issued to Two Harbors as part of the Formation Transaction, valued at the amount that will be recorded in the stockholders’ equity of the Company in accordance with GAAP.

All items in the foregoing sentence (other than clause (a)(2)) are calculated on a daily weighted average basis.

“Equity Incentive Plans” means the equity incentive plans adopted by the Company from time to time, to provide incentive compensation to attract and retain qualified directors, officers, advisors, consultants and other personnel, including personnel of the Manager and its Affiliates providing services to the Company under this Agreement, and any joint venture affiliates of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in effect in the United States on the date such principles are applied.

“Governing Instruments” means, with regard to any entity, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the certificate of formation and operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents in each case as amended.

“Incentive Compensation”  means the incentive management fee calculated and payable with respect to each calendar quarter (or part thereof that this Agreement is in effect) in arrears in an amount, not less than zero, equal to the excess of:

(1)   the product of (a) 20% and (b) the result of (i) Core Earnings for the previous twelve (12)-month period, minus (ii) the product of (A) Equity in the previous twelve (12)-month period, and (B) 8% per annum, less

(2)   the sum of any Incentive Compensation paid to the Manager with respect to the first three (3) calendar quarters of such previous twelve (12)-month period;

provided, however, that no Incentive Compensation shall be payable with respect to any calendar quarter unless Core Earnings for the twelve (12) most recently completed calendar quarters in the aggregate is greater than zero; provided further, that the first quarter for which Incentive Compensation shall be payable, if earned, shall be the quarter ending December 31, 2018.

For purposes of calculating the Incentive Compensation prior to the completion of a twelve (12)-month period during the term of this Agreement, Core Earnings shall be calculated on the basis of the number of days that this Agreement has been in effect on an annualized basis.

If the Effective Termination Date does not correspond to the end of a calendar quarter, the Manager’s Incentive Compensation shall be calculated for the period beginning on the day after the end of the calendar quarter immediately preceding the Effective Termination Date and ending on the Effective Termination Date, which Incentive Compensation shall be calculated using Core Earnings for the twelve (12)-month period ending on the Effective Termination Date.

“Indemnified Party” has the meaning set forth in Section 8(b) hereof.

“Independent Director” means a member of the Board who is “independent” in accordance with the Company’s Governing Instruments and the rules of the NYSE or such other securities exchange on which the shares of Common Stock are listed.

“Initial Public Offering” means the Company’s sale of Common Stock to the public through underwriters pursuant to the Company’s Registration Statement on Form S-11 (No. 333-218197).

“Initial Term” has the meaning set forth in Section 10(a) hereof.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Guidelines” means the investment guidelines approved by the Board, a copy of which is attached hereto as Exhibit A, as the same may amended, restated, modified, supplemented or waived pursuant to the approval of a majority of the entire Board (which must include a majority of the Independent Directors).

“Losses” has the meaning set forth in Section 8(a) hereof.

“Manager” has the meaning set forth in the Recitals.

“Manager Change of Control” means, other than as set forth in the immediately following sentence, a change in the direct or indirect (i) beneficial ownership of more than fifty percent (50%) of the combined voting power of the Manager’s then outstanding equity interests, or (ii) power to direct or control the management policies of the Manager, whether through the ownership of beneficial equity interests, common directors or officers, by contract or otherwise. A Manager Change of Control shall not include changes resulting from (x) public offerings of the equity interests of the Manager or one of its Affiliates or (y) any assignment of this Agreement by the Manager as permitted hereby and in accordance with the terms hereof.

“Manager Indemnified Party” has the meaning set forth in Section 8(a) hereof.

“Manager Permitted Disclosure Parties” has the meaning set forth in Section 5 hereof.

“Mezzanine Loans” means commercial mortgage loans that are secured by a pledge of equity interests in the property and are subordinate to a Senior Loan but senior to the property owner’s equity.

“Monitoring Services” means monitoring services with respect to the Company’s investments, including (i) negotiating servicing agreements, (ii) acting as a liaison between the servicers of the assets and the Company, (iii) review of servicers’ delinquency, foreclosure and other reports on assets, (iv) supervising claims filed under any insurance policies and (v) enforcing the obligation of any servicer to repurchase assets.

“Notice of Proposal to Negotiate” has the meaning set forth in Section 10(c) hereof.

“NYSE” means The New York Stock Exchange.

“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.

“Portfolio Management Services” means portfolio management services with respect to the Company’s investments, including (i) consulting with the Company on the purchase and sale of, and other opportunities in connection with, the Company’s portfolio of investments, (ii) the collection of information and the submission of reports pertaining to the Company’s investments, interest rates and general economic conditions, (iii) periodic review and evaluation of the performance of the Company’s portfolio of investments, (iv) acting as liaison between the Company and banking, mortgage banking and investment banking institutions and other parties with respect to the purchase, financing and disposition of investments and (iv) other customary functions related to portfolio management.

“Preferred Equity” means commercial real estate mortgage investments that are subordinate to any commercial real estate mortgage and Mezzanine Loans, but senior to the property owner’s common equity.

“Regulation FD” means Regulation FD as promulgated by the SEC.

“REIT” means a “real estate investment trust” as defined under the Code.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Mortgage Loans” means commercial mortgage loans that are secured by real estate and evidenced by a first priority mortgage.

“Specified Target Investments” means Senior Mortgage Loans, Mezzanine Loans, Preferred Equity, Subordinated Mortgage Interests, and any other types of investments from time to time mutually agreed to by the Manager and a majority of the Independent Directors.

“Spin-Out Transaction” has the meaning set forth in the Recitals.

“Sub-Manager” has the meaning set forth in Section 2(c) hereof.

“Subordinated Mortgage Interests” means an investment in a junior portion of a mortgage loan which has the same borrower as a Senior Mortgage Loan and benefits from the same underlying secured obligation and collateral as the Senior Mortgage Loan but is subordinated in priority with respect to payment to the Senior Mortgage Loan in the event of a default.

“Target Investments” means the types of investments described under “Business—Our Target Investments” in the Company’s prospectus dated            , 2017, relating to the Initial Public Offering, subject to, and including, any changes to the Investment Guidelines that may be approved by the Board from time to time.

“Termination Fee” means a termination fee equal to three (3) times the sum of (i) the average annual Base Management Fee, and (ii) average annual Incentive Compensation, in each case earned by the Manager during the 24-month period immediately preceding the most recently completed calendar quarter prior to the Effective Termination Date.

“Termination Notice” has the meaning set forth in Section 10(b) hereof.

“Termination Without Cause” has the meaning set forth in Section 10(b) hereof.

“Treasury Regulations” means the Procedures and Administration Regulation promulgated by the U.S. Department of Treasury under the Code, as amended.

“Two Harbors” has the meaning set forth in the Recitals.

(b)                                 As used herein, accounting terms relating to the Company not defined in Section 1(a) hereof and accounting terms partly defined in Section 1(a) hereof, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)                                  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(d)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

Section 2.  Appointment and Duties of the Manager.

(a)                                 The Company hereby appoints the Manager to manage the investments and day to-day operations of the Company, subject at all times to the further terms and conditions set forth in this Agreement. The Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein, provided that funds are made available by the Company for such purposes as set forth in Section 7 hereof. The appointment of the Manager shall be exclusive to the Manager, except to the extent that the Manager elects, in its sole and absolute discretion, subject to the terms of this Agreement, to cause the duties of the Manager as set forth herein to be provided by third parties and/or its Affiliates. The Manager, in its capacity as manager of the investments and the operations of the Company, at all times will be subject to the supervision and direction of the Board and will have only such functions and authority as the Board may delegate to it, including managing the Company’s business affairs in conformity with the Investment Guidelines and policies that are approved and monitored by the Board. The Company and the Manager hereby acknowledge the recommendation by the Manager and the approval by a majority of the Independent Directors, of the Investment Guidelines, including the Company’s investment strategy in the Target Investments. The Company and the Manager hereby acknowledge and agree that, during the term of this Agreement, any proposed changes to the Company’s investment strategy that would modify or expand the Target Investments may only be recommended by the Manager and shall require the approval by a majority of the Independent Directors.

(b)                                 The Manager will be responsible for the day-to-day operations of the Company, and will perform (or cause to be performed) such services and activities relating to the investments and operations of the Company as may be appropriate, which may include:

(i)                                     serving as the Company’s consultant with respect to the periodic review of the Investment Guidelines and other parameters for the Company’s investments, financing activities and operations, any modification to which will be approved; by a majority of the Independent Directors;

(iii)                               identifying, investigating, analyzing, and selecting possible investment opportunities and originating, negotiating, acquiring, consummating, monitoring, financing, retaining, selling, amending, negotiating for prepayment, restructuring, refinancing, foreclosing, hypothecating, pledging or otherwise disposing of investments consistent with the Investment Guidelines;

(iv)                              with respect to prospective purchases, sales, exchanges or other dispositions of investments, conducting negotiations on the Company’s behalf with sellers, purchasers and other counterparties and, if applicable, their respective agents, advisors and representatives;

(v)                                 negotiating and entering into, on the Company’s behalf, repurchase agreements, securitizations, commercial papers, interest rate or currency swap agreements, hedging arrangements, financing arrangements (including one or more credit facilities), foreign exchange transactions, derivative transactions and other agreements and instruments required or appropriate in connection with the Company’s activities;

(vi)                              engaging and supervising, on the Company’s behalf and at the Company’s expense, independent contractors, advisors, consultants, attorneys, accountants, auditors, and other service providers (which may include Affiliates of the Manager) that provide various services with respect to the Company, including investment banking, securities brokerage, mortgage brokerage, credit analysis, risk management services, asset management services, loan servicing, other financial, legal or accounting services, due diligence services, underwriting review services, and all other services (including transfer agent and registrar services) as may be required relating to the Company’s activities or investments (or potential investments);

(vii)                           coordinating and managing operations of any joint venture or co-investment interests held by the Company and conducting all matters with the joint venture or co-investment partners;

(viii)                        providing executive and administrative personnel, office space and office services required in rendering services to the Company;

(ix)                              administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the Company’s management as may be agreed upon by the Manager and the Board, including the collection of revenues and the payment of the Company’s debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(x)                                 communicating on the Company’s behalf with the holders of any of the Company’s equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders, including website maintenance, logo design, analyst presentations, investor conferences and annual meetings arrangements;

(xi)                              counseling the Company in connection with policy decisions to be made by the Board;

(xii)                           evaluating and recommending to the Board hedging strategies and engaging in hedging activities on the Company’s behalf, consistent with such strategies as so modified from time to time, with the Company’s qualification as a REIT and with the Investment Guidelines;

(xiii)                        counseling the Company regarding the maintenance of the Company’s qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause the Company to qualify for taxation as a REIT;

(xiv)                       counseling the Company regarding the maintenance of the Company’s exemption from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause the Company to maintain such exemption from such status;

(xv)                          furnishing reports and statistical and economic research to the Company regarding the Company’s activities and services performed for the Company by the Manager;

(xvi)                       monitoring the operating performance of the Company’s investments and providing periodic reports with respect thereto to the Board, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xvii)                    investing and reinvesting any monies and securities of the Company (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses or payments of dividends or distributions to the Company’s stockholders, partners or members) and advising the Company as to the Company’s capital structure and capital raising;

(xviii)                 causing the Company to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, taxable REIT subsidiaries, and to conduct quarterly compliance reviews with respect thereto;

(xix)                       assisting the Company in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xx)                          assisting the Company in complying with all regulatory requirements applicable to the Company in respect of the Company’s business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act or the Securities Act or by the NYSE;

(xxi)                       assisting the Company in taking all necessary action to enable the Company to make required tax filings and reports, including soliciting information from stockholders, partners or members to the extent required by the provisions of the Code applicable to REITs;

(xxii)                    placing, or arranging for the placement of, all orders pursuant to the Manager’s investment determinations for the Company either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

(xxiii)                 handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day operations (other than with the Manager or its Affiliates), subject to such reasonable limitations or parameters as may be imposed from time to time by the Board;

(xxiv)                using commercially reasonable efforts to cause expenses incurred by the Company or on the Company’s behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board from time to time;

(xxv)                   advising the Company with respect to and structuring long-term financing vehicles for the Company’s portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxvi)                advising the Company with respect to decisions regarding any of the Company’s financings, hedging activities or borrowings undertaken by the Company, including (A) assisting the Company in developing criteria for debt and equity financing that is specifically tailored to the Company’s investment objectives and (B) advising the Company with respect to obtaining appropriate financing for the Company’s investments;

(xxvii)             providing the Company with Portfolio Management Services and Monitoring Services;

(xxviii)          arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s business;

(xxix)                using commercially reasonable efforts to cause the Company to comply with all applicable laws; and

(xxx)                   performing such other services as may be required from time to time for management and other activities relating to the Company’s assets and business as the Board shall reasonably request or the Manager shall deem appropriate under the particular circumstances.

(c)                                  The Manager may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of the persons and firms referred to in Section 7(a) hereof as the Manager deems necessary or advisable in connection with the management and operations of the Company, which may include Affiliates of the Manager, pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of such services to companies that have assets similar in type, quality and value to the assets of the Company; provided, that (i) any such agreements entered into with Affiliates of the Manager shall be (A) on terms no more favorable to such affiliate than would be obtained from a third party on an arm’s-length basis or (B) approved by a majority of the Independent Directors, (ii) with respect to Portfolio Management Services, (A) any such agreements shall be subject to the Company’s prior written approval and (B) the Manager shall remain liable for the performance of such Portfolio Management Services, and (iii) with respect to Monitoring Services, any such agreements shall be subject to the Company’s prior written approval.  The Manager shall keep the Board reasonably informed on a periodic basis as to any services provided by Affiliates of the Manager that are not approved by a majority of the Independent Directors.

(d)                                 In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including accountants, legal counsel and other professional service providers) hired by the Manager at the Company’s sole cost and expense. In addition, subject to the prior approval of a majority of the Independent Directors, the Manager is hereby authorized to enter into one or more sub-advisory agreements with other investment managers (each, a “Sub-Manager”) pursuant to which the Manager may obtain the services of the Sub-Manager(s) to assist the Manager in providing the investment advisory services required to be provided by the Manager under Section 2(a) hereof.  Specifically, the Manager may retain a Sub-Manager to recommend specific securities or other investments based upon the Company’s Investment Guidelines, and work, along with the Manager, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of the Manager and the Company. The Manager, and not the Company, shall be responsible for any compensation payable to any Sub-Manager. Any sub-management agreement entered into by the Manager shall be in accordance with applicable laws. Nothing in this subsection (d) will obligate the Manager to pay any expenses that are the expenses of the Company under Section 2 hereof. Notwithstanding the appointment of any Sub-Manager, the Manager shall remain solely responsible for the performance of its obligations under this Agreement.

(e)                                  The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Investment Guidelines, (ii) would adversely and materially affect the qualification of the Company as a REIT under the Code or the Company’s status as an entity intended to be exempted or excluded from investment company status under the Investment Company Act or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or of any exchange on which the securities of the Company may be listed or that would otherwise not be permitted by the applicable Governing Instruments. If the Manager is ordered to take any action by the Board, the Manager shall promptly notify the Board if it is the Manager’s reasonable judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or Governing Instruments. Notwithstanding the foregoing, neither the Manager nor any of its Affiliates, nor any of their members, stockholders, managers, partners, personnel, officers, directors, employees, consultants and any person providing sub-advisory services to the Manager shall be liable to the Company, the Board, or the Company’s stockholders, partners or members, for any act or omission by the Manager or any of its Affiliates, except as provided in Section 7(d) hereof.

(f)                                   The Company (including the Board) agrees to take all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including all steps reasonably necessary to allow the Manager to file any registration statement or other filing required to be made under the Securities Act, Exchange Act, the NYSE’s Listed Company Manual, Code or other applicable law, rule or regulation on behalf of the Company in a timely manner. The Company further agrees to use commercially reasonable efforts to make available to the Manager all resources, information and materials reasonably requested by the Manager to enable the Manager to satisfy its obligations hereunder, including its obligations to prepare, or cause to be prepared, required financial statements or other information or reports with respect to the Company.

(g)                                  As frequently as the Manager may deem reasonably necessary or advisable, or at the direction of the Board, the Manager shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, any reports and other information relating to any proposed or consummated investment as may be reasonably requested by the Company.

(h)                                 The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company, all reports, financial or otherwise, with respect to the Company reasonably required by the Board in order for the Company to comply with its Governing Instruments, or any other materials required to be filed with any governmental body or agency, and shall prepare, or cause to be prepared, at the sole cost and expense of the Company, all materials and data necessary to complete such reports and other materials, including an annual audit of the Company’s books of account by a nationally recognized independent accounting firm.

(i)                                     The Manager shall prepare, or cause to be prepared, at the sole cost and expense to the Company, regular reports for the Board to enable the Board to review the Company’s acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Investment Guidelines and policies approved by the Board.

(j)                                    Officers, employees, personnel and agents of the Manager and its Affiliates may serve as directors, officers, agents, nominees or signatories for the Company, to the extent permitted by their Governing Instruments, by this Agreement or by any resolutions duly adopted by the Board. When executing documents or otherwise acting in such capacities for the Company, such persons shall indicate in what capacity they are executing on behalf of the Company. Without limiting the foregoing, while this Agreement is in effect, the Manager will provide the Company with a management team, including a Chief Executive Officer and/or President, Chief Financial Officer and/or Treasurer, Chief Investment Officer, Chief Operating Officer and General Counsel and/or Secretary, each of whom shall be satisfactory to and approved by the Board, along with appropriate support personnel, to provide the management services to be provided by the Manager to the Company hereunder, who shall devote such of their time to the management of the Company as necessary and appropriate, commensurate with the level of activity of the Company from time to time.

(k)                                 For the period and on the terms and conditions set forth in this Agreement, the Company hereby constitutes, appoints and authorizes the Manager, and any officer of the Manager acting on its behalf from time to time, as the Company’s true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into any certificates, instruments, agreements, authorizations and other documentation in the name and on behalf of the Company as the Manager, in its sole discretion, deems necessary or appropriate in connection with the performance of its services hereunder. This power of attorney is deemed to be coupled with an interest. In performing such services, as an agent of the Company, the Manager shall have the right to exercise all powers and authority which are reasonably necessary and customary to perform its obligations under this Agreement, including, the following powers, subject in each case to the terms and conditions of this Agreement, including, without limitation, the Investment Guidelines:

(i)                                     to purchase, exchange or otherwise acquire and to sell, exchange or otherwise dispose of, any investment at public or private sale;

(ii)                                  to borrow and, for the purpose of securing the repayment thereof, to pledge, mortgage or otherwise encumber investments and enter into agreements in connection therewith, including, without limitation, repurchase agreements, master repurchase agreements, International Swap Dealer Association swap, caps and other agreements and annexes thereto and other futures and forward agreements;

(iii)                               to purchase, take and hold investments subject to mortgages or other liens;

(iv)                              to extend the time of payment of any liens or encumbrances which may at any time be encumbrances upon any investment, irrespective of by whom the same were made;

(v)                                 to foreclose, to reduce the rate of interest on, and to consent to the modification and extension of the maturity or other terms of any investments, or to accept a deed in lieu of foreclosure;

(vi)                              to join in a voluntary partition of any investment;

(vii)                           to cause to be demolished any structures on any real estate investment;

(viii)                        to cause renovations and capital improvements to be made to any real estate investment;

(ix)                              to abandon any real estate investment deemed to be worthless;

(x)                                 to enter into joint ventures or otherwise participate in investment vehicles investing in investments;

(xi)                              to cause any real estate investment to be leased, operated, developed, constructed or exploited;

(xii)                           to obtain and maintain insurance in such amounts and against such risks as are prudent in accordance with customary and sound business practices in the appropriate geographic area;

(xiii)                        to cause any property to be maintained in good state of repair and upkeep; and to pay the taxes, upkeep, repairs, carrying charges, maintenance and premiums for insurance;

(xiv)                       to use the personnel and resources of its Affiliates in performing the services specified in this Agreement;

(xv)                          to designate and engage all professionals, consultants and other service providers subject to and in accordance with, as applicable, Section 2(c), to perform services (directly or indirectly) on behalf of the Company, including, without limitation, accountants, legal counsel and engineers; and

(xvi)                       to take any and all other actions as are necessary or appropriate in connection with the Company’s investments.

The Manager shall be authorized to represent to third parties that it has the power to perform the actions which it is authorized to perform under this Agreement.

(l)                                     The Manager shall maintain, at its sole cost and expense, reasonable and customary “errors and omissions” insurance coverage and other customary insurance coverage in respect of its obligations and activities under, or pursuant to, this Agreement.

(m)                             The Manager acknowledges receipt of the Company’s Code of Business Conduct and Ethics and Policy on Insider Trading and agrees to require the Persons who provide services to the Company to comply with all policies and procedures of the Company, including the Code of Business Conduct and Ethics and the Policy on Insider Trading.

Section 3.  Additional Activities of the Manager; Non-Solicitation; Restrictions.

(a)                                 So long as the Manager’s obligations shall continue pursuant to this Agreement, neither the Manager nor any of its Affiliates will sponsor or manage any other U.S. publicly traded real estate investment trust that invests in Specified Target Investments.

(b)                                 The Manager and its Affiliates shall not sponsor or manage one or more private investment funds that invest in investment classes that are the same or similar to the Specified Target Investments for a period of one year following the closing of the Initial Public Offering (the “Restricted Period”), except that the Manager and its Affiliates may perform investment advisory services related to a single Specified Target Investment on a one-off basis for one or more private investors or investment funds, so long as (i) the investment advisory services are provided at the request of a client of the Manager or an Affiliate and (ii) the Manager promptly notifies the Company that such services have been rendered.

(c)                                  Following the Restricted Period, the Manager agrees to offer the Company the right to participate in all investment opportunities that the Manager determines are appropriate for the Company in view of its investment objectives, policies and strategies, and other relevant factors, subject to the exception that the Company might not participate in each such opportunity but will on an overall basis equitably participate with the Manager’s other clients in relevant investment opportunities in accordance with the Manager’s then prevailing investment allocation policy, which shall be approved by the Company’s Independent Directors and, at the request of the Independent Directors, be subject to periodic review and back-testing by the Company’s internal audit function or an independent third party. When making decisions where a conflict of interest may arise, the Manager will endeavor to allocate investment and financing opportunities in a fair and equitable manner over time as between the Company and the Manager’s other clients, in each case in accordance with the Manager’s aforementioned investment allocation policy.

(d)                                 Except as provided herein, nothing in this Agreement shall (i) in any way bind or restrict any member, stockholder, manager, partner, personnel, officer, director, employee or consultant of the Manager or any of its Affiliates from buying, selling or trading any securities or commodities for their own accounts, (ii) obligate the Manager to dedicate any of its officers or personnel exclusively to the Company or (iii) obligate the Company’s officers to dedicate any specific portion of their time to the Company’s business.

(e)                                  In the event of a Termination Without Cause of this Agreement by the Company pursuant to Section 10(b) hereof, for two (2) years after such termination of this Agreement, the Company shall not, without the consent of the Manager, employ or otherwise retain any employee of the Manager or any of its Affiliates or any person who has been employed by the Manager or any of its Affiliates at any time within the two (2) year period immediately preceding the date on which such person commences employment with or is otherwise retained by the Company. The Company acknowledges and agrees that, in addition to any damages, the Manager may be entitled to equitable relief for any violation of this Section 3(e) by the Company, including, without limitation, injunctive relief.

Section 4.  Bank Accounts.  At the direction of the Board, the Manager may establish and maintain one or more bank accounts in the name of the Company (any such account, a “Company Account”), and may collect and deposit into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts, under such terms and conditions as the Board may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board and, upon request, to the auditors of the Company.

Section 5.  Records; Confidentiality.  The Manager shall maintain appropriate books of accounts and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Company at any time during normal business hours upon reasonable advance notice.  The Manager shall have full responsibility for the maintenance, care and safekeeping of all such books of account, records and files (it being understood that services may be provided with respect to the Company by service providers (e.g., administrators, prime brokers and custodians) and so long as such service providers are monitored by the Manager with due care, the Manager shall be in compliance with the foregoing). The Manager shall keep confidential any and all non-public information, written or oral, obtained by it in connection with the services rendered hereunder (“Confidential Information”) and shall not use Confidential Information except in furtherance of its duties under this Agreement or disclose Confidential Information, in whole or in part, to any Person other than (a) to its Affiliates, (b) to its and its Affiliates’ members, stockholders, managers, partners, personnel, officers, directors, employees, consultants, agents, representatives or advisors who need to know such Confidential Information, (c) to appraisers, financing sources and others in the ordinary course of the Company’s business ((a), (b) and (c) collectively, “Manager Permitted Disclosure Parties”), (d) in connection with any governmental or regulatory filings of the Company or disclosure or presentations to Company investors (subject to compliance with Regulation FD), (e) to governmental officials having jurisdiction over the Company, (f) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party, (g) to the extent reasonably required to perform the services under this Agreement or (h) with the consent of the Board. The Manager agrees to inform each of its Manager Permitted Disclosure Parties of the non-public nature of the Confidential Information and instruct the Manager Permitted Disclosure Parties to keep such information confidential. Nothing herein shall prevent the Manager from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation to, any regulatory agency or authority having jurisdiction over the Manager, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder or (iv) to its legal counsel or independent auditors; provided, however, that with respect to clauses (i) and (ii), it is agreed that, so long as not legally prohibited, the Manager will provide the Company with written notice within a reasonable period of time of such order, request or demand so that the Company may seek, at its sole expense, an appropriate protective order and/or waive the Manager’s compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Manager is required to disclose Confidential Information, the Manager may disclose only that portion of such information that is legally required without liability hereunder; provided, that the Manager agrees to exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any Confidential Information that: (A) is available to the public from a source other than the Manager; (B) is released by the Company to the public or to Persons who are not under similar obligation of confidentiality to the Company; or (C) is obtained by the Manager from a third party that, to the best of the Manager’s knowledge, has not breached an obligation of confidence with respect to the Confidential Information disclosed. The provisions of this Section 5 shall survive the expiration or earlier termination of this Agreement for a period of one year.

Section 6.  Compensation.

(a)                                 For the services rendered under this Agreement, the Company shall pay the Base Management Fee and the Incentive Compensation to the Manager. The Manager will not receive any compensation for the period prior to the Closing Date other than expenses incurred and reimbursed pursuant to Section 7 hereof.

(b)                                 The parties acknowledge that the Base Management Fee is intended to compensate the Manager for certain expenses it will incur pursuant to this Agreement, as well as certain expenses that are not otherwise reimbursable under Section 7 hereof, in order for the Manager to provide the Company the investment advisory services and certain general management services rendered under this Agreement.

(c)                                  The Base Management Fee shall be payable in arrears in cash, in quarterly installments commencing with the quarter in which this Agreement is executed. If applicable, the initial and final installments of the Base Management Fee shall be prorated based on the number of calendar days during the initial and final quarter, respectively, that this Agreement is in effect. The Manager shall compute each quarterly installment of the Base Management Fee within thirty (30) days after the end of the calendar quarter with respect to which such installment is payable and a copy of the computations made by the Manager to calculate such installment shall thereafter promptly be delivered to the Company. The Company shall pay the Manager such installment of the Base Management Fee in cash within five (5) Business Days after receipt of such calculation from the Manager.

(d)                                 The Base Management Fee is subject to adjustment pursuant to and in accordance with the provisions of Section 10(c) of this Agreement.

(e)                                  The Incentive Compensation shall be payable in arrears, in quarterly installments, with the first quarter for which Incentive Compensation shall be payable, if earned, being the quarter ending December 31, 2018. The Manager shall compute each quarterly installment of the Incentive Compensation within forty-five (45) days after the end of the calendar quarter with respect to which such installment is payable, and a copy of the computations made by the Manager to calculate such installment shall thereafter promptly be delivered to the Company. The Company shall pay the Manager such installment of the Incentive Compensation in cash within five (5) Business Days after receipt of such calculation from the Manager.

(f)                                   The Manager shall submit calculations of the Base Management Fee and the Incentive Compensation for each quarter to the Company’s independent auditors for review.

Section 7.  Expenses of the Company.

(a)                                 The Company shall pay all of its costs and expenses and shall reimburse the Manager or its Affiliates for expenses of the Manager and its Affiliates incurred on behalf of the Company, excepting only those expenses that are specifically the responsibility of the Manager pursuant to this Section 7. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company shall be paid by the Company and shall not be paid by the Manager or Affiliates of the Manager:

(i)                                     fees, costs and expenses in connection with the issuance and transaction costs incident to the diligencing, underwriting, acquisition, negotiation, structuring, origination, trading, settling, operation, servicing, disposition and financing of the assets and investments of the Company (whether or not consummated), including brokerage commissions, hedging costs, prime brokerage fees, custodial expenses, clearing and settlement charges, forfeited deposits, and other investment costs fees and expenses actually incurred in connection with the pursuit, making, holding, settling, monitoring or disposing of actual or potential investments;

(ii)                                  fees, costs and expenses of legal, financial, tax, accounting, underwriting, originating, servicing, due diligence, consulting, auditing (including internal audit), operational and administrative, investment banking, capital markets and other similar services rendered for the Company by providers retained by the Manager or, if provided by the Manager’s personnel, in amounts that are no greater than those that would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

(iii)                               the compensation and expenses of the Company’s directors and the cost of liability insurance to indemnify the Company’s directors and officers;

(iv)                              interest and fees and expenses arising out of borrowings made by the Company, including, but not limited to, costs associated with the establishment and maintenance of any of the Company’s credit facilities, other financing arrangements, or other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s securities offerings;

(v)                                 expenses connected with communications to holders of the Company’s securities and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including all costs of preparing and filing required reports with the SEC, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s securities on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to the Company’s stockholders, partners or members and proxy materials with respect to any meeting of the Company’s stockholders, partners or members and any other reports or related statements;

(vi)                              costs associated with technology related expenses, including any computer software or hardware, electronic equipment or purchased information technology services from third party vendors or Affiliates of the Manager, technology service providers and related software/hardware utilized in connection with the Company’s investment and operational activities;

(vii)                           expenses incurred by managers, officers, personnel and agents of the Manager for travel on the Company’s behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Manager in connection with the services provided hereunder, including in connection with any purchase, financing, refinancing, sale or other disposition of an investment or establishment and maintenance of any of the Company’s securitizations or any of the Company’s securities offerings;

(viii)                        costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

(ix)                              the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

(x)                                 all federal, state and local taxes and license fees;

(xi)                              all insurance costs incurred by or on behalf of the Company in connection with the operation of the Company’s business, except for the costs attributable to the insurance that the Manager elects to carry for itself and its personnel such as coverage for employers’ liability, fidelity or errors and omissions insurance;

(xii)                           all other costs and expenses relating to the Company’s business and investment operations, including the costs and expenses of originating, acquiring, owning, protecting, servicing, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;

(xiii)                        expenses (including the Company’s portion of rent, telephone, printing, mailing, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses) relating to any office(s) or office facilities, calculated in accordance with the Company’s actual usage of such facilities, equipment or services, including disaster backup recovery sites and facilities, maintained for the Company or the investments of the Company, the Manager or their Affiliates required for the operation of the Company;

(xiv)                       expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board to or on account of holders of the Company’s securities, including in connection with any dividend reinvestment plan;

(xv)                          the costs of any litigation involving the Company or its assets and the amount of any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company, or against any trustee, director, partner, member or officer of the Company in his or her capacity paid in connection therewith, directors and officers, liability or other insurance and indemnification or extraordinary expense or liability relating to the affairs of the Company; and

(xvi)                       all other expenses actually incurred by the Manager (except as otherwise specified herein) that are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

(b)                                 The Manager shall be responsible and the Company shall have no obligation to reimburse the Manager or its Affiliates for the salaries, bonuses, employee benefits, perquisites, taxes and expenses associated with the Manager’s personnel who provide investment advice and investment services to the Company under this Agreement. The Company shall reimburse the Manager or its Affiliates, as applicable, for the Company’s allocable share of the compensation, including annual base salary, bonus and any related withholding taxes and employee benefits, paid to (i) the Manager’s personnel serving as the Company’s chief financial officer and general counsel, based on the percentage of their time spent managing the Company’s affairs and (ii) other corporate finance, tax, accounting, internal audit, legal, risk management, operations, compliance and other non-investment personnel of the Manager and its Affiliates who spend all or a portion of their time managing the Company’s affairs. The Company’s share of such costs shall be based upon the percentage of time devoted by such personnel of the Manager or its Affiliates to the Company’s affairs. The Manager shall provide the Company with such written detail as the Company may reasonably request to support the determination of the Company’s share of such costs.

(c)                                  In addition, the Manager shall be responsible and the Company shall have no obligation to reimburse the Manager or its Affiliates for costs and expenses incurred by the Manager in connection with Company’s initial public offering of its common stock and the formation transaction contemplated by the Contribution Agreement, dated the date hereof, among and the Company, Two Harbors Operating Company LLC and Two Harbors’ Investment Corp.

(d)                                 The Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.

(e)                                  Costs and expenses incurred by the Manager on behalf of the Company shall be reimbursed monthly to the Manager. The Manager shall prepare a written statement in reasonable detail documenting the costs and expenses of the Company and those incurred by the Manager on behalf of the Company during each month, and shall use commercially reasonable efforts to deliver such written statement to the Company within thirty (30) days after the end of each month (subject to reasonable delays resulting from delays in the receipt of information). The Company shall pay all amounts payable to the Manager pursuant to this Section 7(d) in cash within five (5) Business Days after the receipt of the written statement without demand, deduction, offset or delay. Cost and expense reimbursements to the Manager shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company. The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

(f)                                   Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional monies is proven by the Company to have been required as a direct result of the Manager’s acts or omissions that result in the right of the Company to terminate this Agreement pursuant to Section 12 of this Agreement, the Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by the Company pursuant to this Agreement in excess of that contained in any applicable Company Account (as herein defined) or otherwise made available by the Company to be expended by the Manager hereunder. Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Company under Section 10(b) of this Agreement to terminate this Agreement due to the Manager’s unsatisfactory performance.

Section 8.  Limits of the Manager’s Responsibility; Indemnification.

(a)                                 The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board in following or declining to follow any advice or recommendations of the Manager, including as set forth in the Investment Guidelines. The Manager and its Affiliates, and any of their members, stockholders, managers, partners, personnel, officers, directors, employees, consultants and any person providing sub-advisory services to the Manager, will not be liable to the Company, the Board or the Company’s stockholders, partners or members for any acts or omissions by any such Person (including errors that may result from ordinary negligence, such as errors in the investment decision making process or in the trade process) performed in accordance with and pursuant to this Agreement, except by reason of acts or omission constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under this Agreement, as determined by a final non-appealable order of a court of competent jurisdiction. The Company shall, to the full extent lawful, reimburse, indemnify and hold harmless the Manager, its Affiliates, and any of their members, stockholders, managers, partners, personnel, officers, directors, employees, consultants and any person providing sub-advisory services to the Manager (each, a “Manager Indemnified Party”), of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees and amounts reasonably paid in settlement) (collectively, “Losses”) incurred by the Manager Indemnified Party in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising from any acts or omissions of such Manager Indemnified Party performed in good faith under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of such Manager Indemnified Party under this Agreement.

(b)                                 The Manager shall, to the full extent lawful, reimburse, indemnify and hold harmless the Company, and the directors, officers, stockholders, partners or members of the Company and each Person, if any, controlling the Company (each, a “Company Indemnified Party” and, together with a Manager Indemnified Party, an “Indemnified Party”) of and from any and all Losses in respect of or arising from (i) any acts or omissions of the Manager constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties of the Manager under this Agreement or (ii) any claims by the Manager’s employees relating to the terms and conditions of their employment by the Manager.

(c)                                  In case any such claim, suit, action, or proceeding (a “Claim”) is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have hereunder, except to the extent such failure actually materially prejudices the indemnifying party. Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to such Indemnified Party. The Indemnified Party will be entitled to participate but, subject to the next sentence, not control, the defense of any such action, with its own counsel and at its own expense. Such Indemnified Party may elect to conduct the defense of the Claim, if (i) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to assume such defense (or fails to give written notice to the Indemnified Party within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense) or (iii) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith. The indemnifying party may settle any Claim against such Indemnified Party without such Indemnified Party’s consent, provided, that (x) such settlement is without any Losses whatsoever to such Indemnified Party, (y) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (z) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. The applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Party is entitled pursuant to this Section 8 to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section 8.

(d)                                 The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement.  The Company and the Manager agree that each Indemnified Party is and shall be an express third party beneficiary of this Agreement.

Section 9.  No Joint Venture.  The Company and the Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

Section 10.  Term; Renewal; Termination Without Cause.

(a)                                 This Agreement shall become effective on the Closing Date and shall continue in operation, unless terminated in accordance with the terms hereof, until the third anniversary of the Closing Date (the “Initial Term”). After the Initial Term, this Agreement shall be deemed renewed automatically each year for an additional one-year period (an “Automatic Renewal Term”) unless the Company or the Manager elects not to renew this Agreement in accordance with Section 10(b) or Section 10(d), respectively.

(b)                                 Notwithstanding any other provision of this Agreement to the contrary, upon the expiration of the Initial Term or any Automatic Renewal Term and upon one hundred and eighty (180) days’ prior written notice to the Manager (the “Termination Notice”), the Company may, without cause, in connection with the expiration of the Initial Term or the then current Automatic Renewal Term, decline to renew this Agreement (any such nonrenewal, a “Termination Without Cause”) upon the affirmative vote of at least two-thirds (2/3) of the Independent Directors or upon a determination by the holders of a majority of outstanding shares common stock that (i) there has been unsatisfactory performance by the Manager that is materially detrimental to the Company taken as a whole or (ii) the Base Management Fee and Incentive Compensation payable to the Manager are not fair, subject to Section 10(c) hereof. In the event of a Termination Without Cause, the Company shall pay the Manager the Termination Fee before or on the last day of the Initial Term or such Automatic Renewal Term, as the case may be (the “Effective Termination Date”).

(c)                                  Notwithstanding the provisions of subsection (b) of this Section 10, if the reason for nonrenewal specified in the Company’s Termination Notice is that two-thirds (2/3) of the Independent Directors have determined that the Base Management Fee and the Incentive Compensation payable to the Manager  are not fair, the Company shall not have the foregoing nonrenewal right in the event the Manager agrees that it will continue to perform its duties hereunder during the Automatic Renewal Term that would commence upon the expiration of the Initial Term or then current Automatic Renewal Term at fees that at least two-thirds (2/3) of the Independent Directors determine to be fair; provided, however, the Manager shall have the right to renegotiate the Base Management Fee and/or the Incentive Compensation, by delivering to the Company, not less than forty-five (45) days prior to the pending Effective Termination Date, written notice (a “Notice of Proposal to Negotiate”) of its intention to renegotiate the Base Management Fee and/or the Incentive Compensation. Thereupon, the Company and the Manager shall endeavor to negotiate the Base Management Fee and/or the Incentive Compensation in good faith. If the Company and the Manager agree to a revised Base Management Fee, Incentive Compensation or other compensation structure within sixty (60) days following the Company’s receipt of the Notice of Proposal to Negotiate, the Termination Notice from the Company shall be deemed of no force and effect, and this Agreement shall continue in full force and effect on the terms stated herein, except that the Base Management Fee, the Incentive Compensation or other compensation structure shall be the revised Base Management Fee, Incentive Compensation or other compensation structure as then agreed upon by the Company and the Manager. The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised Base Management Fee, Incentive Compensation, or other compensation structure promptly upon reaching an agreement regarding same. In the event that the Company and the Manager are unable to agree to a revised Base Management Fee, Incentive Compensation, or other compensation structure during such sixty (60) day period, this Agreement shall terminate on the Effective Termination Date and the Company shall be obligated to pay the Manager the Termination Fee upon the Effective Termination Date.

(d)                                 No later than one hundred and eighty (180) days prior to the expiration of the Initial Term or the then current Automatic Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice. The Company is not required to pay to the Manager the Termination Fee if the Manager terminates this Agreement pursuant to this Section 10(d).

(e)                                  Except as set forth in this Section 10, a nonrenewal of this Agreement pursuant to this Section 10 shall be without any further liability or obligation of either party to the other, except as provided in Sections 3(b), 5, 7, 8, 10(b), 12(b), 13 and 15(e) hereof.

(f)                                   The Manager shall cooperate, at the Company’s expense, with the Company in executing an orderly transition of the management of the Company’s consolidated assets to a new manager.

Section 11.  Assignments.

(a)                                 Assignments by the Manager.  This Agreement shall terminate automatically without payment of the Termination Fee in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the approval of a majority of the Independent Directors. Any permitted assignment (including to an Affiliate of the Manager as set forth below) shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as the Manager. Notwithstanding anything to the contrary in this Agreement, the Manager may, without the approval of the Company or the Independent Directors, (i) assign this Agreement to an Affiliate of the Manager and (ii) delegate to one or more of its Affiliates the performance of any of its responsibilities hereunder so long as it remains liable for any such Affiliate’s performance, in each case so long as assignment or delegation does not require the Company’s approval under the Investment Company Act or does not result in a “change of control” as interpreted under the Investment Advisers Act of 1940, as amended (but if such approval is required, the Company shall not unreasonably withhold, condition or delay its consent). Nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.

(b)                                 Assignments by the Company.  This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or other transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

Section 12.  Termination for Cause.

(a)                                 The Company may terminate this Agreement effective upon thirty (30) days’ prior written notice of termination from the Company to the Manager, without payment of any Termination Fee, if (i) the Manager, its agents or its assignees breaches any material provision of this Agreement and such breach shall continue for a period of thirty (30) days after written notice thereof specifying such breach and requesting that the same be remedied in such thirty (30)-day period (or forty-five (45) days after written notice of such breach if the Manager takes steps to cure such breach within thirty (30) days of the written notice), (ii) there is a commencement of any proceeding relating to the Manager’s Bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition, (iii) any Manager Change of Control occurs that a majority of the Independent Directors determines is materially detrimental to the Company taken as a whole, (iv) the Manager is dissolved or (v) the Manager commits fraud against the Company, misappropriates or embezzles funds of the Company, or acts, or fails to act, in a manner constituting bad faith, willful misconduct, gross negligence, or reckless disregard in the performance of its duties under this Agreement; provided, however, that if any of the actions or omissions described in this clause (v) are caused by an employee, personnel and/or officer of the Manager or one of its Affiliates and the Manager (or such Affiliate) takes all necessary and appropriate action against such person and cures the damage caused by such actions or omissions within thirty (30) days of the

Manager’s actual knowledge of its commission or omission, the Company shall not have the right to terminate this Agreement pursuant to this Section 12(a)(v).

(b)                                 The Manager may terminate this Agreement effective upon sixty (60) days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of thirty (30) days after written notice thereof specifying such default and requesting that the same be remedied in such thirty (30)-day period. The Company is required to pay to the Manager the Termination Fee if the termination of this Agreement is made pursuant to this Section 12(b).

(c)                                  The Manager, at its sole option, may terminate this Agreement if the Company becomes required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case the Company shall not be required to pay the Termination Fee.

Section 13.  Actions Upon Termination.  From and after the effective date of termination of this Agreement pursuant to Sections 10, 11 or 12 hereof, the Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Section 12(b) hereof or not renewed pursuant to Section 10(b) hereof (subject to Section 10(c) hereof), the Termination Fee. Upon any such termination, the Manager shall forthwith:

(a)                                 after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement;

(b)                                 deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board with respect to the Company; and

(c)                                  deliver to the Board all property and documents of the Company then in the custody of the Manager; provided that the Manager shall be permitted to retain copies of such documents for its records, and if so retained, the Manager shall continue to be bound by the confidentiality obligations and other obligations set forth in Section 5 hereof with respect to the retained documents.

Section 14.  Release of Money or Other Property Upon Written Request.  The Manager agrees that any money or other property of the Company held by the Manager shall be held by the Manager as custodian for the Company, and the Manager’s records shall be appropriately and clearly marked to reflect the ownership of such money or other property by the Company. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company any money or other property then held by the Manager for the account of the Company under this Agreement, the Manager shall release such money or other property to the Company within a reasonable period of time, but in no event later than sixty (60) days following such request. Upon delivery of such money or other property to the Company, the Manager shall not be liable to the Company, the Board, or the Company’s stockholders, partners or members for any acts or omissions by the Company in connection with the money or other property released to the Company in accordance with this Section 14. The Company shall indemnify the Manager and its Affiliates, and any of their members, stockholders, managers, partners, personnel, officers, directors, employees, consultants and any person providing sub-advisory services to the Manager against any and all Losses that arise in connection with the Manager’s proper release of such money or other property to the Company in accordance with the terms of this Section 14. Indemnification pursuant to this provision shall be in addition to any right of the Manager and its Affiliates, and any of their members, stockholders, managers, partners, personnel, officers, directors, employees, consultants and any person providing sub-advisory services to the Manager to indemnification under Section 7(d) hereof.

Section 15.  Miscellaneous.

(a)                                 Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below (or to such other address as may be hereafter notified by the respective parties hereto in accordance with this Section 15):

The Company:	Granite Point Mortgage Trust Inc. 590 Madison Avenue, 36th Floor New York, New York 10022 Attention: General Counsel Email: legal@gpmortgagetrust.com
The Manager:	Pine River Capital Management L.P. 601 Carlson Parkway, 7th Floor Minnetonka, Minnesota 55405 Attention: General Counsel Email: tim.obrien@prcm.com

(b)                                 Binding Nature of Agreement; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided herein. Except for Section 8, none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third party.

(c)                                  Integration.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

(d)                                 Amendments.  This Agreement, and any terms hereof, may not be amended, supplemented or modified except in an instrument in writing executed by the parties hereto.

(e)                                  Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES TO THE CONTRARY. EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR ANY DISTRICT WITHIN SUCH STATE FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.

(f)                                   Waiver of Jury Trial.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(g)                                  No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party granting such waiver.

(h)                                 Section Headings.  The section and subsection headings in this Agreement are for convenience in reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

(i)                                     Counterparts.  This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(j)                                    Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Management Agreement as of the date first written above.

Granite Point Mortgage Trust Inc.

By:

[Printed Name and Title]

Pine River Capital Management L.P.

By:

[Printed Name and Title]

Exhibit A

Investment Guidelines

1.                                      No investment shall be made that would cause the Company to fail to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended.

2.                                      No investment shall be made that would cause the Company to be regulated or required to register as an investment company under the Investment Company Act of 1940.

3.                                      The Company will primarily invest in its Target Investments, consisting of senior commercial mortgage loans, mezzanine loans, preferred equity, subordinated mortgage interests, real estate securities and other debt and debt-like commercial real estate investments.

4.                                      Not more than 25% of the Company’s equity capital will be invested in any individual asset without the prior approval of a majority of the Board.

5.                                      Any investment in excess of $300 million in an individual asset shall require the prior approval of a majority of the Board.

6.                                      Until appropriate investments in the Target Investments are identified, the Company may invest its available cash in interest-bearing, short-term investments, including money market accounts or funds, and corporate bonds, subject to the requirements for the Company’s qualification as a REIT under the Code.

These Investment Guidelines may be amended, restated, modified, supplemented or waived by the Board (which must include a majority of the Independent Directors) without the approval of the Company’s stockholders.